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                                                                   EXHIBIT 99.1

[NQL LOGO]                                                         News Release

NQL CONTACT:
Denny Michael
Vice President of Marketing
714.338.1660
dmichael@nqli.com

FOR IMMEDIATE RELEASE

                    NQL INC. ANNOUNCES REDUCTION IN WORKFORCE

      COMPANY REDUCES HEADCOUNT BY EIGHT PERCENT TO REDUCE OVERALL EXPENSES

SANTA ANA, CALIF., MAY 25, 2001 -- NQL INC. (NASDAQ NM: NQLI) today announced that, coupled with previous layoffs in April, it has laid off a total of eight percent of its employees. While this represents a small percentage of the entire organization, this reduction in headcount represents approximately 34 percent of its software division personnel, located in the Company's Santa Ana, California headquarters. NQL's New Jersey-based DCi subsidiary was not affected by the announced reduction.

"The major portion of today's announcement underscores our strategy to refocus sales and marketing efforts to indirect channels and concentrate on product development. The remaining reductions were to bring expenses more in line with current revenue levels," said Douglas J. Tullio, president and CEO for NQL. "We believe this realignment will allow the Company to continue pursuing strategic partners and customers while continuously improving our award winning technology."

According to IDC, due to the growing complexity of technology and its rapid pace of evolution, indirect channels (including OEMs and Solution Providers) are widely expected to be relied on increasingly by budget-conscious end users for on-time technology implementation. IDC expects the worldwide IT services industry to reach nearly $472 billion by 2003.

ABOUT NQL INC.

NQL Inc. (Nasdaq NM: NQLI) develops and deploys intelligent software solutions based on its patent-pending Network Query Language(TM) core technology, providing enterprises with an alternative to chaotic, ad hoc information architectures. NQL provides its scalable, augmentative software solutions to partner systems integrators, Fortune companies, Internet marketplaces, software vendors and Internet-based service providers. NQL is a Microsoft(R) Certified Solution



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Provider, a member of the Oracle(R) Partner Program, and a member of the Sun
Developer Connection(SM) Program. NQL subsidiary DCi provides information technology services to financial institutions, "Big 5" accounting firms, major healthcare providers, pharmaceutical companies and educational facilities. For more information, please see the company's prospectus on file with the SEC, visit the company's web site at www.nqli.com or call 888.785.3370.

                                    - more -

NQL is a registered trademark of NQL Inc. Network Query Language and all names of NQL Inc.'s other services or products are trademarks of NQL Inc. in the U.S. and certain other countries. All other trademarks are the property of their respective owners.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including (i) the ability of the Company to continue to pursue strategic partners and customers for any significant period of time, (ii) whether the reductions in workforce will sufficiently decrease expenses to permit the Company to effectively pursue its strategy, (iii) the company's ability to manage personnel and external resources, and (vi) the state of the market and the company's ability to continue developing technology that is competitive according to industry standards, as well as other risk factors set forth from time to time in the company's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and the company undertakes no obligation to update these forward-looking statements.

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